Exhibit 99.3

UTStarcom, Inc. and UTStarcom Holdings Corp. Complete Reorganization Merger

Beijing, June 25, 2011 — UTStarcom, Inc. (“UTStarcom” or the “Company”) (NASDAQ: UTSI), a leading provider of interactive, IP-based network solutions in iDTV, IPTV, Internet TV and Broadband for cable and telecom operators, and UTStarcom Holdings Corp., a company incorporated under the laws of the Cayman Islands (“UTS Holdings”), announced today the merger (the “Merger”) to reorganize the Company as a Cayman Islands company has been completed.

Pursuant to the Merger, each outstanding common share of UTStarcom was exchanged for one share of UTS Holdings.  The shares of UTS Holdings are listed on the NASDAQ Global Select Market under the trading symbol “UTSI,” the same symbol under which the common shares of UTStarcom were listed.

About UTStarcom, Inc.

UTStarcom is a leading provider of interactive, IP-based network solutions in iDTV, IPTV, Internet TV and Broadband for cable and telecom operators. The Company sells its solutions to operators in both emerging and established telecommunications and cable markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks.

Founded in 1991, listed in NASDAQ in 2000, the Company has its operational headquarters in Beijing, China and research and development operations in China and India. For more information about UTStarcom, visit the Company’s Web site at http://www.utstar.com.

About UTStarcom Holdings Corp.

UTS Holdings is a newly formed exempted company incorporated under the laws of the Cayman Islands.  An “exempted” company under the laws of the Cayman Islands is one which receives such registration as a result of satisfying the Registrar of Companies in the Cayman Islands that it conducts its operations mainly outside of the Cayman Islands and is as a result exempted from complying with certain provisions of the Cayman Islands Companies Law.

For more information, please contact:

Jing Ou-Yang

UTStarcom, Inc.

Phone: +8610 8520 5153

jouyang@utstar.com

Brion Tingler

Kreab Gavin Anderson

Phone: +8610 6535 3567

btingler@kreabgavinanderson.com